Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2007

HUNTSMAN AND FLINT HILLS RESOURCES CLOSE ON SALE OF
U.S. POLYMERS BUSINESS

Sale of Port Arthur Base Chemicals Business to Close upon Plant Restart

The Woodlands, Texas — Peter R. Huntsman, President and CEO of Huntsman Corporation (NYSE: HUN), today announced that Huntsman and Flint Hills Resources, LP, an independent, wholly owned subsidiary of Koch Industries, Inc., have closed on the sale of Huntsman’s U.S. Polymers business.  The parties will close on the sale of Huntsman’s remaining U.S. Base Chemicals business upon the restart of Huntsman’s Port Arthur, Texas, olefins manufacturing facility, commissioning of which is expected to occur later this year.

Huntsman received approximately $350 million at the closing, including the estimated value of associated inventory for its U.S. Polymers business, which remains subject to a post-closing adjustment.  Huntsman will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities, which will be liquidated for cash.

Included in the closing announced today are Huntsman’s manufacturing assets located at four U.S. sites:  Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan.  Huntsman’s amorphous polyalphaolefin (or APAO) products, which Flint Hills will manufacture for Huntsman at the Odessa site under a long-term supply arrangement, are not included in the sale.

“We are delighted to have closed on the sale of our U.S. Polymers business and look forward to completing this strategic divestiture by closing on the sale of our U.S. Base Chemicals business later this year,” said Peter Huntsman.  “The associates that have transferred to FHR today are among the finest in our industry, and we are pleased they have joined another world class operator of chemical assets.”

“Today’s acquisition is an important step for Flint Hills Resources as we seek opportunities to leverage our capabilities,” said Brad Razook, president and chief executive officer of Kansas-based Flint Hills Resources, LP. “With the addition of these polymer production assets and the talented, experienced workforce, we believe we are positioned to create superior value for our customers and continue growing.”

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About Huntsman Corporation:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 14,000 employees and over 75 operations in 24 countries. The Company had 2006 revenues from all operations of over $13 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

Huntsman Contacts:

Media:  Russ Stolle, tel: +1 281 719 6624

Investor Relations:  John Heskett, tel: +1 801 584 5768

About Flint Hills Resources:

Flint Hills Resources, LP is a leading producer of fuels, base oils for lubricants, and other petrochemical products, based in Wichita, Kan.  It owns refineries in Alaska, Minnesota and Texas, a chemical intermediates plant near Joliet, Ill., pipelines, and an interest in Excel Paralubes in Westlake, La.  The company produces pseudocumene at its Corpus Christi, Texas, facility, as well as other building-block chemicals such as metaxylene, orthoxylene, paraxylene, benzene, cumene and toluene.  In Illinois, the company produces maleic anhydride, trimellitic anhydride and purified isophthalic acid.

Flint Hills Resources became an independent, wholly owned subsidiary of Koch Industries, Inc., in January, 2002 in order to focus on growth opportunities.  This acquisition is a direct result of that business mandate, and adds to assets acquired in 2003 and 2004.

Flint Hills Resources Contact:

Marc Palazzo, tel +1 316 828 7462